Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-229735

Dated April 24, 2020

Eli Lilly and Company

Pricing Term Sheet

2.250% Notes due 2050

Issuer:	Eli Lilly and Company

2.250% Notes due 2050

Principal Amount:	$1,000,000,000

Maturity Date:	May 15, 2050

Coupon:	2.250% per year

Public Offering Price:	99.609% of principal amount

Yield to Maturity:	2.268%

Benchmark Treasury:	2.375% due November 15, 2049

Spread to Benchmark Treasury:	T+110 bps

Benchmark Treasury Price and Yield:	130-03 / 1.168%

Interest Payment Dates:	November 15 and May 15, commencing November 15, 2020

Redemption Provisions:

Make-whole call:	At any time at a discount rate of Treasury plus 20 basis points

Par call:	On or after November 15, 2049 at 100%

CUSIP / ISIN:	532457 BY3 / US532457BY33

Trade Date:	April 24, 2020

Settlement Date:	T+7; May 5, 2020

Joint Book Running Managers	BofA Securities, Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC

Co-Managers:	Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC

The issuer expects that delivery of the notes will be made against payment thereof on or about the settlement date specified in this communication, which will be the seventh business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at +1-800-294-1322, Barclays Capital Inc. at +1-888-603-5847, Credit Suisse Securities (USA) LLC at +1-800-221-1037 and Goldman Sachs & Co. LLC at +1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.